Exhibit (5)(b)

                     STATE STREET RESEARCH SECURITIES TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690



                                 August 19, 1996




State Street Research &
 Management Company
One Financial Center
Boston, Massachusetts   02111-2690

Gentlemen:

         This letter is to confirm to you that State Street Research Securities Trust (the "Trust") has created a new series of shares to be known as State Street Research Strategic Income Fund (the "Fund") and that pursuant to Section 1(b) of the Advisory Agreement dated as of May 16, 1994 (the "Agreement"), the Trust desires to retain you to render management and investment advisory services under the Agreement to the Fund as a "Series" thereunder for a fee equal to 0.75% on an annual basis of the average daily net asset value of the Fund. Nothing in the Agreement shall be construed as requiring that the initial public shareholders of the Fund approve of the Agreement in respect of the Fund. Notwithstanding paragraph 8(b) of the Agreement, no shareholder vote shall be required for any amendments to the Agreement for which the Securities and Exchange Commission has indicated that no shareholder vote is necessary, as for example, in the case of a decrease in the advisory fee under the Agreement.

         Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "State Street Research Securities Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement dated January 24, 1994 ("Master Trust Agreement"), as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to

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impose any personal liability, but shall bind only the trust property of the
Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                                     STATE STREET RESEARCH
                                                     SECURITIES TRUST



                                                     By: /s/ Ralph F. Verni
                                                         -----------------------
                                                         Ralph F. Verni
                                                         President


ACCEPTED AND AGREED TO:

STATE STREET RESEARCH &
 MANAGEMENT COMPANY



By: /s/ Francis J. McNamara, III
    --------------------------------
    Francis J. McNamara, III
    Secretary